EXHIBIT 5.1
March 7, 2003

Abitibi-Consolidated Inc.
1155 Metcalfe Street, Suite 800
Montreal, QC, H3B 5H2

SUBJECT: Abitibi-Consolidated Inc. Inc.
         Stock Option Plan (the Plan")

Dear sirs:

In connection with the registration statement on Form S-8 (the "Registration Statement") filed by Abitibi-Consolidated Inc. (the "Company") with the Securities and Exchange Commission pertaining to the Company's Plan, you have requested an opinion as to the legality of (i) the 11,984,568 common shares of the Company's common stock (the "Current Shares") currently authorized under the Plan and not yet issued, and (ii) an additional 7,000,000 common shares of the Company's common stock (the "Additional Shares") (the Current Shares and the Additional Shares are collectively referred to as the "Shares"), which are subject to the approval of the shareholders of the Company, which are being registered under the Registration Statement.

In this regard, I have examined originals or copies certified or identified to my satisfaction of such charter documents, by-laws, resolutions and corporate records of the Company and considered such questions of law as I have considered necessary or desirable for the purpose of the opinions expressed herein.

This opinion is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein.

Based on and subject to the foregoing, I am of the opinion that the Shares which have been reserved for issuance under the Plan and which may be issued from time to time pursuant to the exercise of options granted in accordance with the Plan have been duly authorized, subject, for the Additional Shares, to shareholder approval, and will, following full payment therefor in accordance with the terms of the Plan, be validly issued and outstanding as fully paid and non-assessable Shares of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Thierry Brossard

Thierry Brossard